Exhibit 99.10

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen

http://www.fangdalaw.com

中国上海市南京西路1515号	电子邮件	E-mail:	email@fangdalaw.com
嘉里中心20楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5577
	文 号	Ref.:	12CF0049

20/F, Kerry Center

1515 Nanjing West Road

Shanghai 200040, PRC

LEGAL OPINION

To:                              TUDOU HOLDINGS LIMITED

April 24, 2012

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Tudou Holdings Limited (the “Company”) in connection with the registration statement of Youku Inc. (“Youku”) on Form F-4 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on April 24, 2012, relating to the issuance of Class A ordinary shares of Youku to holders of Class A ordinary shares and Class B ordinary shares of the Company pursuant to the agreement and plan of merger, dated March 11, 2012 by and among Youku, the Company and Two Merger Sub Inc.

As used herein, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC; (B) “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (D) “WFOEs” means Reshuffle Technology (Shanghai) Co., Ltd., Wo Hong Network Science and Technology (Shanghai) Co., Ltd. and

Toodou (China) Advertising Co., Ltd.; (E) “VIE Entities” means Quan Toodou Network Science and Technology Co., Ltd. (“Quan Toodou”), Shanghai Suzao Network Science and Technology Co., Ltd. (“Shanghai Suzao”), Chengdu Gaishi Network Science and Technology Co., Ltd. (“Chengdu Gaishi”) and Beijing Tixian Digital Science and Technology Co., Ltd. (“Beijing Tixian”); and (F) “PRC Group Entities” means the WFOEs, the VIE Entities, Shanghai Licheng Cultural Communication Co., Ltd. and Quan Toodou Cultural Communication Co., Ltd.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and the PRC Group Entities and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company and the relevant PRC Group Entities (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry: (1) the genuineness of all the signatures, seals and chops; (2) the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (3) the truthfulness, accuracy, completeness and fairness of all Documents, as well as the factual statements contained in such Documents; (4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (5) that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (6) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (7) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (8) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and (9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)                                              Based on our understanding of the current PRC Laws, (A) the ownership structure of Quan Toodou, Shanghai Suzao, Chengdu Gaishi and Beijing

Tixian, as disclosed under the heading “Risk Factors —Risks Related to Tudou” included in the Registration Statement, is in compliance with applicable PRC Laws; (B) each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding on each party of such agreement under PRC Laws; (C) each of the VIE Agreements does not result in any violation of any applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and there can be no assurance that the PRC Authorities will ultimately take a view that is consistent with our opinion stated above.

(2)                                              Subject to the qualifications, assumptions, limitations and exceptions stated herein, the statements set forth under the caption “Important Information Regarding Tudou - Taxation” insofar as they constitute summary of PRC Laws, are accurate in all material respects.

This opinion is subject to the following qualifications:

(a)                                              This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (C) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, (D) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; (E) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(b)                                             This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)                                              There are uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC Authorities will not in the future take a view that is contrary to the opinion of us.

(d)                                             This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

We hereby consent to the reference to our firm under the captions “Risk Factors - Risks Related to Tudou”, “The Merger-Background of the Merger “ and “Legal Matters” in the Registration Statement, which will be filed with the SEC. We also consent to the filing with the SEC of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,
/s/ Fangda Partners
Fangda Partners

SCHEDULE A

List of VIE Agreements

Quan Toodou:

(1)            Exclusive Consultancy and Service Agreement between Quan Toodou and Reshuffle Technology (Shanghai) Co., Ltd. (“Reshuffle Technology”) dated August 31, 2010;

(2)            Proxy Agreement among Gary Wei Wang, Zhiqi Wang, Quan Toodou and Reshuffle Technology dated May 10, 2006;

(3)            Amended Exclusive Call Option Agreement among Gary Wei Wang, Zhiqi Wang, Quan Toodou and Reshuffle Technology dated April 11, 2007;

(4)            Equity Interest Pledge Agreement among Gary Wei Wang, Zhiqi Wang and Reshuffle Technology dated February 26, 2010;

(5)            Loan Agreements among Gary Wei Wang, Zhiqi Wang and Reshuffle Technology dated May 10, 2006, April 30, 2008, October 28, 2009 and May 28, 2010, respectively; and

(6)            Supplemental Contract among Gary Wei Wang, Zhiqi Wang and Reshuffle Technology dated August 31, 2010.

Shanghai Suzao:

(7)            Exclusive Consultancy and Service Agreement between Shanghai Suzao and Reshuffle Technology dated August 31, 2010;

(8)            Proxy Agreement among Chengzi Wu, Jing Chen, Shanghai Suzao and Reshuffle Technology dated May 20, 2009;

(9)            Exclusive Call Option Agreement among Chengzi Wu, Jing Chen, Shanghai Suzao and Reshuffle Technology dated May 20, 2009;

(10)      Equity Interest Pledge Agreement among Chengzi Wu, Jing Chen, Shanghai Suzao and Reshuffle Technology dated August 13, 2009;

(11)      Loan Agreements among Chengzi Wu, Jing Chen and Reshuffle Technology dated April 20, 2009 and July 25, 2009, respectively; and

(12)      Supplemental Contract among Chengzi Wu, Jing Chen and Reshuffle Technology dated August 31, 2010.

Chengdu Gaishi:

(13)     Exclusive Consultancy and Service Agreement between Chengdu Gaishi and Reshuffle Technology dated August 31, 2010;

(14)      Proxy Agreement among Xiaoyun Zhang, Chengzi Wu, Chengdu Gaishi and Reshuffle Technology dated March 2, 2009;

(15)      Exclusive Call Option Agreement among Xiaoyun Zhang, Chengzi Wu, Chengdu Gaishi and Reshuffle Technology dated March 2, 2009;

(16)      Equity Interest Pledge Agreement between Xiaoyun Zhang and Reshuffle Technology dated July 1, 2009;

(17)      Equity Interest Pledge Agreement between Chengzi Wu and Reshuffle Technology dated July 1, 2009;

(18)      Loan Agreement among Xiaoyun Zhang, Chengzi Wu and Reshuffle Technology dated February 20, 2009; and

(19)      Supplemental Contract among Chengzi Wu, Xiaoyun Zhang and Reshuffle Technology dated August 31, 2010;

Beijing Tixian:

(20)      Exclusive Consultancy and Service Agreement between Beijing Tixian and Reshuffle Technology dated February 15, 2012;

(21)      Proxy Agreement among Zhou Yu, Ye Yuan, Beijing Tixian and Reshuffle Technology dated February 15, 2012;

(22)      Exclusive Call Option Agreement among Zhou Yu, Ye Yuan, Beijing Tixian and Reshuffle Technology dated February 15, 2012;

(23)      Equity Interest Pledge Agreement among Zhou Yu, Ye Yuan and Reshuffle Technology dated February 15, 2012; and

(24)      Loan Agreement among Zhou Yu, Ye Yuan and Reshuffle Technology in 2011.